EXHIBIT 10.11

CONTRACT OF EMPLOYMENT AGREEMENT
WITH BRAD BECKSTEAD DATED JULY 25, 2007

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 25, 2007, by and between Healthy Fast Food, Inc., a Nevada corporation (the “Company”) and Brad Beckstead (“Beckstead”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Beckstead, and Beckstead desires to accept such employment, on the terms and conditions set forth herein.

WHEREAS, both parties acknowledge the inherent risks associated with the office of Chief Financial Officer (“CFO”) of a SEC-registered public company.  The CFO co-signs with the Chief Executive Officer (“CEO”) all SEC reports certifying the accuracy and truthfulness of the information contained within the reports.  Material misrepresentations, fraud, and/or material misstatements may result in shareholder lawsuits and/or regulatory criminal action against the Company, including the CFO.  Both parties acknowledge that the CFO shall be properly compensated for accepting the risks that are not shared by other Company management, associates, directors or officers (with the exception of the CEO).

WHEREAS, the Company acknowledges that Beckstead will be signing the Company’s SEC registration statement on short notice and with limited knowledge of the prior history of the Company, which increases the inherent risk to Beckstead.

WHEREAS, Beckstead acknowledges the duties and responsibilities as Company CFO and shall act in the best interest of the Company at all times.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1.           Employment.  The Company hereby agrees to employ Beckstead, and Beckstead hereby accepts such employment, upon the terms and conditions set forth herein.

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2.           Position and Duties.

(a)
Beckstead shall serve as the Chief Financial Officer of the Company and shall perform the duties consistent with such office, as from time-to-time may be prescribed by the Company’s Board of Directors and is not managed or directed by any other party (either internal or external), irrespective of their standing with the Company.

(b)           Beckstead shall perform the following enumerated duties:

(i)          Sarbanes-Oxley compliance
(ii)         All SEC quarterly and annual filings
(iii)        Accounting and document management oversight
(iv)         Development of accounting policies and procedures
(v)          Preparation of financial statements and footnotes
(vi)	Design and implementation of internal accounting controls in accordance with SOX 404 regulations
(vii)        Development of performance benchmarks
(viii)       Development of one-year and five-year forecasting models
(x)          Audit coordination

(c)	Beckstead hereby expressly acknowledges that he shall perform only the duties enumerated above and shall have neither the right nor the obligation to perform other duties not enumerated above.

3.           Term.  This Agreement shall commence on the date hereof and shall end on the third anniversary hereof, at which time the Agreement shall be renegotiated based on the Company’s state of development.  In the event the Company determines that it will not become a SEC reporting company, this Agreement shall terminate thirty (30) days from the date of such determination without recourse by both parties.

4.           Compensation.

All compensation shall be negotiated and approved by the Company’s Board of Directors and/or the Compensation Committee, if such a committee is established.

(a)	Cash Compensation. Cash compensation is paid in consideration for Beckstead’s time commitment and the risks associated with the office of Company CFO. Cash compensation shall be as follows:

(i)           $84,000 annual cash compensation payable as follows:

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A.           Salary of $3,000 per month with all related income tax withholdings; and

B.           Rent of $4,000 per month payable to 61883, LLC (a real estate holding company owned 1% by Beckstead and 99% by Beckstead’s spouse).  Company may use Beckstead’s office for receptionist services and as the corporate mailing address.

[Note:  Both parties acknowledge that cash compensation is renegotiable any time based on Beckstead’s increased time commitments and/or duties and responsibilities.]

(b)
Stock Options.  Stock options are paid by the Company as incentive to Beckstead to accept the duties and responsibilities and inherent risks associated with being the Company’s CFO, and as incentive to remain committed to the Company for the duration of the Term.  The Company shall grant Beckstead 70,000 stock options on the signing date of this Agreement, exercisable at $4.40 per share, and issueable on an “earn-out” basis as follows:

(i)	50% as a signing bonus which vest at a rate of 25% per quarter for the first year
(ii)	25% on the first anniversary date from the date of employment which vest at a rate of 25% per quarter
(iii)	25% on the second anniversary date from the date of employment which vest at a rate of 25% per quarter

[Note: 35,000 options (50% of 70,000) would be issued for year one with 8,750 options vesting per quarter.  17,500 (25% of 70,000) options would be issued for years two and three with 4,375 options vesting per quarter.]

(c)	Bonuses. Cash and/or option bonuses are payable at the discretion of the Company’s Board of Directors.

5.           Time Commitment.  Beckstead shall initially devote a minimum of twenty-five (25) hours per week to the position of CFO.  The time commitment may be reassessed at any time based on the demands of the position and the needs of the Company.

6.           Termination.  The employment of Beckstead may be terminated prior to the expiration of the Term in the manner described in this section.  For purposes of this paragraph, “cause” shall exist if, and only if, Beckstead has been indicted for committing a crime which constitutes a felony or misdemeanor involving moral turpitude under applicable law or has entered a plea of guilty or nolo contendere with respect thereto; has violated securities laws, rules or regulations; has committed any act which constitutes fraud or negligence under applicable law,

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has breached any of the material terms of this Agreement; or upon Beckstead’s death.

(a)           Termination by Company With Cause shall void all terms of the Employment Agreement except for any cash compensation due as of the date of termination.

(b)           Termination by Company Without Cause shall result in the escalation of cash compensation for a twelve (12) month period.

(c)           Resignation by Beckstead With Good Reason shall result in the escalation of cash compensation for a twelve (12) month period.  For purposes of this paragraph, “good reason” shall mean any material diminution in Beckstead’s title, reporting relationship or duties and responsibilities as contemplated by this Agreement or failure by Company to pay or provide the compensation under this Agreement; provided that, in any such event, Beckstead shall give Company written notice thereof which shall specify in reasonable detail an circumstances constituting good reason, and there shall be no good reason with respect to any such circumstance cured by Company within thirty (30) days after such notice.

(d)           Resignation by Beckstead Without Cause shall void all terms of the Employment Agreement except for any cash compensation due as of the date of resignation.

(e)           The Company’s Options upon Disability.  If Beckstead becomes physically or mentally disabled during the Term and any extension thereof so that he is unable to perform the services required of him pursuant to this Agreement for a period of two successive months, or an aggregate of two months in any 12-month period, the Company shall have option, in its discretion, to terminate this Agreement with cause by giving written notice thereof.

[Note:  Termination treatment terms of all options are covered under the Company’s Stock Option Plan.]

7.           Indemnity Agreement.  Both parties shall sign an indemnity agreement with mutually-agreeable terms exclusive of the Employment Agreement.

8.           D&O Insurance.  The Company shall maintain proper D&O insurance covering Beckstead at all times.  Lapse in D&O insurance coverage for any reason can be grounds for Beckstead’s resignation “with good reason.”

9.           Change in Company Control.  A change in Company control, other than the anticipated IPO, shall result in the escalation of cash compensation for a twelve (12) month period.  For purposes of this paragraph, “change in Company control” means the occurrence of any of the following (A) the acquisition, following the Company’s anticipated IPO, directly or indirectly (in one or more

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related transactions) by any person (other than Beckstead), or two or more persons acting as a group, of beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the outstanding voting capital stock of the Company; (B) the merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting capital stock of the Company immediately before the merger hold less than 50% of the voting capital stock of the surviving or resulting corporation; (C) the sale of all or substantially all of the assets of the Company or its subsidiaries taken as a whole, and this Agreement is not assumed by the acquiring person in connection therewith; or (D) the Company or any of its members enters into any agreement providing for any of the foregoing and the transaction contemplated thereby is ultimately consummated.

10.           Services Rendered Prior to Date of Agreement.  Company acknowledges that Beckstead has performed services prior to the date of this Agreement, and that compensation for services performed in July of 2007 will include the hours rendered by Beckstead prior to the date hereof at the hourly rate of $70.00/hour [Calculated as $7,000/month divided by 100 hours/month.]  For example, if Beckstead rendered 20 hours of services prior to the date hereof, then July’s total compensation would include 20 hours at $70.00/hour plus the agreed upon compensation for the 25 hours/week commitment from the Official Start date through the end of the month.

11.           Confidential Matters.  Beckstead shall keep secret all confidential matters of Company, and shall not disclose them to anyone outside of Company, either during or after the Beckstead’s employment with Company, except that disclosure of confidential matters will be permitted:  (i) to the Company, its affiliates and their respective advisors; (ii) if such confidential matters have previously become available to the public through no fault of Beckstead; (iii) if required by any court or governmental agency or body or is otherwise required by law; (iv) if necessary to establish or assert the rights of Beckstead hereunder or under the Company’s By-Laws; or (v) if expressly consented to by the Company.  Beckstead shall deliver promptly to Company upon termination of his employment, or at any time Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which Beckstead may then possess or have under his control.

12.           Complete Understanding.  This Agreement sets forth the complete and exclusive agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings whether written or oral, express or implied.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

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13.           Mutual Representations.

(a)
Beckstead represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound and (ii) do not require the consent of any person.

(b)
The Company represents and warrants to Beckstead that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound and (ii) do not require the consent of any person.

(c)	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms.

13.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed according to the laws of the State of Nevada as applicable to agreements executed in and to be wholly performed within such State.  In the event of any dispute arising under this Agreement, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Federal and State courts located in the State of Nevada and each waives any objection thereto based on lack of venue, forum non conveniens or any similar-type grounds.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and Beckstead has manually signed his name hereto, all as of the day and year first written above.

HEALTHY FAST FOOD, INC.:	BECKSTEAD:

/s/ Henry Cartwright	/s/ Brad Beckstead 7/25/07
Henry Cartwright 7/25/07	Brad Beckstead, CPA
Chief Executive Officer